EXHIBIT 10.5

RACING CAR DESIGN AND CONSTRUCTION AGREEMENT

BETWEEN RILEY & SCOTT RACING, LLC,

and

TEAM RACING AUTO CIRCUIT, LLC

This racing car design and construction agreement (“Agreement”) is entered into as of this 19th day of October, 2001 (the “Effective Date”) by and between RILEY & SCOTT RACING, LLC, an Indiana limited liability company with its principal place of business at 1200 N. Main St., Indianapolis, IN 46224 (“RILEY & SCOTT, LLC” or “R&S”), and TEAM RACING AUTO CIRCUIT LLC, a Delaware Limited Liability Company with its principal place of business at 13801 Reese Blvd., Ste 150, Huntersville, NC 28078 (“TRAC”). TRAC is a wholly owned subsidiary of TEAM SPORTS ENTERTAINMENT INC., a Delaware Corporation.

Object: The object of this Agreement is the design and construction of racing cars by R&S for TRAC, and to specify the terms and conditions that will govern the long-term relationship of the parties.

Recitals: RILEY & SCOTT, LLC designs, manufactures, develops and supports racing cars for use in various high-level forms of the sport of auto racing. TRAC is planning to organize, develop, televise and support a new racing league. In this league, TRAC plans to use purpose-built, identical tube frame chassis within a variety of body shapes modeled upon and identified by the names and marks of existing sports coupe road cars. TRAC desires to obtain the racing cars, spares, and support for the cars from R&S, and R&S desires to provide those things to TRAC.

Definitions. For the purpose of this Agreement:

“Racing Car” means any automotive vehicle of four wheels, operating in contact with the ground and propelled by mechanical means embodied in its own construction, used in, built for, or intended for use in TRAC sanctioned or organized events, complete and ready to race except for paint and decals.

“Spares” means all parts, components, bodywork, and wheels of the Racing Car, excepting tires, whether designed and manufactured by R&S or purchased, from third party vendors (“Vendors”).

“Proposal” means the R&S proposal and payment schedule dated September 7, 2001 as amended on and after September 25, 2001, attached and made a part hereof. Where a conflict exists between this Agreement and the Proposal, the terms of the Agreement shall control.

“Prototype” means the first two chassis built by R&S pursuant to this Agreement, for use in wind tunnel testing only. After such testing the Prototypes will remain the property of R&S and be replaced by three of the Production Prototypes.

“Production Prototype” shall mean the first three Racing Cars built by R&S pursuant to this Agreement.

“Week 1” means the calendar work week beginning on the Monday following the initial payment by TRAC to R&S called for in Section 4 (a), below. “Week 3” shall begin on the second Monday following the beginning of Week 1, and so on. All payments specified for a particular Week are due on the Monday of that Week.

1. Term: Unless terminated earlier as provided in Section 6, or extended as provided herein, and regardless of the date of the actual execution of this Agreement, the term of this Agreement will be three years beginning on the Effective Date (the “Term”). Not later than ninety days before the expiration of the Term, the parties agree to begin negotiations of the terms and conditions of an extension of this Agreement for up to an additional three years. The terms and conditions of this Agreement and any amendments thereto will govern the relationship of the parties until agreement on an extension is reached, or until either party notifies the other in writing that it is withdrawing from negotiations and terminating the Agreement.

2. Design, tooling, prototypes and testing: R&S will design the Racing Car, build appropriate tooling, obtain components from Vendors, build the chassis, and construct prototypes for aero testing, all as set out in the Proposal and in this Agreement. R&S will conduct a minimum of two days of wind tunnel testing with the Prototypes and ten days of track testing with the Production Prototypes. Additional testing may be agreed upon by the parties for additional costs. This work may also be referred to as “Phase One”. Phase One shall commence upon payment of the initial deposit pursuant to Section 4 and shall be completed in 23 weeks, assuming timely approvals of engine and tire suppliers by TRAC. R&S shall consult with designated representatives of TRAC regularly throughout Phase One, and R&S shall promptly respond to any reasonable requests for changes in the design or production of the Production Prototypes requested by TRAC representatives. The design of the Racing Car and the Production Prototypes, the chassis and all components and systems of the Production Prototypes shall be subject to the approval of TRAC, such approval not to be unreasonably withheld. The Racing Car and the engine shall be designed and shall be capable of performing (i), in accordance with the detailed specifications set forth on Schedule A, attached and made a part hereof, and (ii), comparable to or better than NASCAR Winston Cup racing cars, as determined through the testing of the Production Prototypes.

3. Production of Racing Cars and Spares:

(a) Generally: Throughout the Term, R&S will be the exclusive provider to TRAC of Prototypes, Racing Cars and Spares. The first production of a series of Racing Cars to the same design may be referred to as “Phase Two”. Phase Two shall commence on the completion of Phase One and shall be completed 58 weeks later.

(b) Type and Number:

(i) Racing Cars: After the delivery, testing, and evaluation of the Prototypes, and after making any modifications requested by TRAC pursuant to Section 2, R&S will deliver Racing Cars to TRAC according to the description, in the quantities, and on the dates provided in Schedule B, attached and made a part hereof, all FOB R&S’ factory at Indianapolis, Indiana.

(ii) Spares: R&S will deliver to TRAC Spares according to the description, in the quantities and on the dates provided in Schedule C, to be attached and made a part hereof, and will transport a reasonable number of appropriate Spares together with qualified dispensing personnel to TRAC race events during the Term as set forth in the Proposal and pursuant to a schedule to be agreed by the parties.

(c) Engines: R&S and TRAC will mutually agree upon an engine supplier. R&S will enter into an agreement for supply of the engines to R&S in a timely manner to meet the delivery dates of the Prototypes and Racing Cars to be constructed under this Agreement; the terms of the contract, including, but not limited to, the performance specifications of the engines, the costs of the engines and the costs to repair or rebuild the engines, shall be subject to TRAC’s approval, such approval not to be unreasonably withheld. The Payments described in 4 (a) and (b), below do not include engines for the Cars. A separate payment schedule for the engines will be agreed to after R&S reaches an agreement for the supply of the engines. The cost of the engines to TRAC shall equal the cost of the engines to R&S plus 12.5%.

(d) Repairs: During the Term, R&S will be the sole provider of repair service for the Racing Cars and Spares at its facility in Indianapolis or at such alternative locations as R&S may direct at its then prevailing shop rates and spare prices; provided, however, certain minor repairs may be made by TRAC teams if so approved by TRAC. R&S will notify TRAC of the identify of and work requested from any third party provider of repair services. Regardless where repair service are performed, TRAC teams shall only be responsible for repair-related shipping costs to and from the R&S shop in Indianapolis, IN. For reference only, R&S’ current shop rate for repairs is $75 per hour.

(e) Spares prices: R&S shall price the Spares as set forth on Schedule C, attached hereto and made a part hereof, and the total of the spares needed to replace an entire Racing Car during the Term does not exceed $129,000 (without the engine). Prices of Spares shall be fixed for two years after publication of the spares price list; thereafter R&S may increase prices for Spares once by an amount not to exceed 5%.

(f) Design Changes: In the event TRAC requests changes in the design or materials of Phase Two Racing Cars after approval of the design after testing of the Prototypes and Production Prototypes, TRAC will be responsible for all additional expenses related to such changes at then prevailing design, tooling, and shop rates; provided, however, that TRAC will not be responsible for any changes required because of design flaws or other defects in the Racing Cars. Payments for such expenses may be added to scheduled payments or billed separately, as the parties may agree.

4. Compensation:

In consideration of the services to be performed and the Racing Cars and Spares to be produced, TRAC shall pay to R&S the fees due R&S in accordance with the provisions of this Section 4.

(a) Phase One: Subject to the interest provision in Section 6(b), TRAC agrees to pay to RILEY & SCOTT, LLC the following Phase One fees, payable as follows:

Initial Deposit	$250,000
Week 3	$16,666
Week 5	$16,666
Week 6	$150,000
Week 7	$193,428
Week 9	$239,928
Week 11	$228,426
Weak 13	$97,382
Week 14	$150,000
Week 15	$22,504
Week 21	$150,000

$1,515,000

(b) Phase Two: Subject to the interest provision in Section 6(b), TRAC agrees to pay to RILEY & SCOTT, LLC Phase Two fees, at the rate of $108,587 per Racing Car payable as set forth on Schedule D, attached hereto and made a part hereof. For the first 100 cars, TRAC shall receive a credit of $4500 per car to amortize funds advanced to R&S to build the Production Prototypes. The payment schedule has been established to provide funds to RILEY & SCOTT, LLC as required to pay third party Vendors and suppliers, and shall be adjusted in a manner to be agreed upon by TRAC and R&S if payments to third party Vendors or suppliers are delayed beyond the expected payment dates or if Cars are delivered later than the specified dates. R&S will use its best efforts to obtain components from Vendors on the best possible terms. After twenty Racing Cars have been delivered, the parties will meet to discuss possible improvements of the payment schedule. Phase Two contemplates the production of 100 Racing Cars, but TRAC may elect to purchase additional Racing Cars. The price for each additional Car shall be $108,587 for Cars ordered during the first two years of this Agreement, and the price shall increase by 5% to $114,016 per Car in the third year of this Agreement.

(c) Interest and Costs: In the event TRAC does not timely make the payments referenced in Section 4 (a) and (b), above, TRAC and R&S agree that the amount due shall be increased by interest at the rate of 10% per year, computed and compounded daily, from the date the payment was due until the date the payment is made. In the event of any action for collection of any amount due hereunder, TRAC agrees to pay all costs and fees, including reasonable attorney fees, incurred by R&S as a result of said actions.

(d) Payments: All payments due hereunder shall be made in US dollars to the order of RILEY & SCOTT, LLC and shall be due and payable on the dates set forth in Section 4 (a) and (b) respectively.

(e) Right to Cease Work, Terminate, and Sell inventory: In addition to any other remedies hereunder, in the event TRAC does not make any payment hereunder

(other than a payment disputed in good faith) within seven business days of the due date thereof, R&S may temporarily cease all work until payment is made by TRAC, and if such payment is not made within 15 days of the due date thereof, R&S may terminate this Agreement with notice to TRAC. In the event of temporary cessation, each Racing Car delivery date after the temporary cessation shall be extended by a number of days equal to the number of days of the temporary cessation. Upon such termination, R&S shall have all rights and title to all Racing Cars, components, vendored components and Spares (the “Post Termination Inventory”) then in its possession, subject to the following provisions. Owing to the unique nature of the property, R&S may sell all or part of the Post Termination Inventory in any arms length transaction to the bona fide buyer offering the highest price. TRAC shall have no right to participate in such sale for anything other than the full amount due as of the date of termination. In the event the amount realized in any such sale is less than the total amount due as of termination, R&S shall be entitled to money damages equal to the difference between the net proceeds of the sale and the full amount due as of termination plus all costs set forth herein. In the event the amount realized in the sale exceeds the full amount due plus all costs, TRAC will receive 75% of any such excess. In the event of a sale hereunder, TRAC shall pay to R&S all costs related thereto, including but not limited to: attorney’s fees, interest on all delinquent amounts from the date due until paid, calculated daily at an annual rate of 10%, storage fees, insurance, resale or broker’s fees, and advertising expenses.

(e) Exclusive use of Funds: R&S warrants that all funds paid to R&S by TRAC pursuant to this Agreement for the purchase of components from third party vendors shall be used exclusively for that purpose.

5. Logos: TRAC agrees to require its teams to display an R&S logo on the sides of the Racing Cars while in competition. TRAC agrees to require TRAC drivers to display an R&S logo on their firesuits, above the waist and visible from the front. The size, shape and location of the logos shall be determined by TRAC (and not materially different from logos for other TRAC vendors) and the color of the logos shall be determined by R&S.

6. Early Termination:

(a) TRAC may terminate this Agreement (i) upon the occurrence of a default by RILEY & SCOTT, LLC in the performance of any duty hereunder, provided such default is not cured within thirty days following written notice of such default to RILEY & SCOTT, LLC, or in the event of a breach of a representation or warranty of RILEY & SCOTT, LLC in this Agreement; (ii) upon the institution of proceedings by or against RILEY & SCOTT, LLC for bankruptcy, insolvency, dissolution or liquidation or if RILEY & SCOTT, LLC is unable to pay its debts as they become due or if any assignment has been made for the benefit of RILEY & SCOTT, LLC’s creditors; (iii) if RILEY & SCOTT, LLC, or any employee commits or participates in any adverse act which publicly causes TRAC to be ridiculed, or otherwise held in disrepute or in contempt; (iv) if TRAC does not approve the design of the Racing Cars or the Production Prototype, as contemplated by Section 2, or (v) if the completion of Phase I or Phase II is delayed by more than 30 days as a result of any occurrence within the control of R&S; or (vi) in the event that not later than the completion of Phase One TRAC does not have the approval of Ford, Chrysler, and GM to use the names and marks of the Mustang, Viper, and

Corvette, respectively, on the Racing Cars. In addition, at any time TRAC may notify R&S that TRAC wishes to reduce the number of Racing Cars to be produced pursuant to this Agreement to the number previously produced; in such event, this Agreement shall then be amended to so reduce the number of Racing Cars produced (and the price per Car for all Cars produced shall be increased as provided in the Proposal, based on the reduced number of Cars, and TRAC shall pay the difference to R&S within 10 days after notice from R&S of the additional amount payable). TRAC must also purchase from R&S all components for the Racing Cars at R&S or ordered without the possibility of cancellation from Vendors as of the date of such election. R&S will assist TRAC in reducing the cost of this election by negotiating with Vendors if requested to do so.

(b) RILEY & SCOTT, LLC may terminate this Agreement: (i) upon the occurrence of a default by TRAC in the performance of any duty hereunder, provided such default is not cured within thirty days following written notice of such default to TRAC or in the event of a breach of a representation or warranty of TRAC in this Agreement; (ii) upon the institution of proceedings by or against TRAC for bankruptcy, insolvency, dissolution or liquidation or if TRAC is unable to pay its debts as they become due or if any assignment has been made for the benefit of TRAC’s creditors;

(c) If this Agreement is terminated by RILEY & SCOTT, LLC for any of the reasons set forth in Section 6(b), then R&S shall have all rights, including the right of possession and resale of the Post Termination Inventory, described in Section 4(e), in accordance with the terms of Section 4(e), regardless of the cause of the termination.

7. Licenses; Intellectual Property Rights:

(a) R&S grants to TRAC and TRAC hereby accepts a limited right during the Term to use the R&S name, logos, and trademarks as set forth on Schedule E only for the purpose of advertising and promoting TRAC and its activities, teams, drivers, sponsors, broadcast partners, and team owners. Any other use of the R&S name, logo and trademark by TRAC shall be under the direct control and supervision of R&S and shall be subject to R&S’s prior written approval. Any and all rights arising out of the trademark or copyright law or other intellectual property rights arising from the use of the R&S name, logos and trademarks shall inure to the benefit of R&S. Except as to the related entities listed above, TRAC’s right to use the R&S name, logos and trademarks shall be nonassignable and nontransferable.

(b) TRAC grants to R&S and R&S hereby accepts a limited right during the Term to use the TRAC name, logos, and trademarks as set forth on Schedule E only for the purpose of advertising and promoting its association with TRAC and its activities, teams, drivers, sponsors, broadcast partners, and team owners, any use of the TRAC logo or trademark to be subject to the prior written approval of TRAC. Any other use of the TRAC name, logos and trademarks by R&S shall be under the direct control and supervision of TRAC and shall be subject to TRAC’s prior written approval. Any and all rights arising out of the trademark or copyright law or other intellectual property rights arising from the use of the TRAC name, logos and trademarks shall inure to the benefit of TRAC. Except as to the related entities listed above, R&S’s right to use the TRAC name, logos and trademarks shall be nonassignable and nontransferable.

(c) The design of the Racing Cars shall be owned by TRAC and R&S shall execute and deliver to TRAC any instruments reasonably requested by TRAC to assign any rights of R&S in the design of the Racing Cars to TRAC. Upon termination of this Agreement for any reason, R&S shall deliver to TRAC the tools; dies and jigs and any other equipment used exclusively to build the Racing Cars, together with the drawings and specifications for the design and manufacture of the Racing Cars, in CAD form. R&S shall not use the design of the Racing Car to manufacture Racing Cars for any party or purpose other than to manufacture Racing Cars for TRAC pursuant to this Agreement.

8. Representations and Warranties by R&S: R&S hereby represents and warrants to TRAC that (i) the Racing Cars will be designed and constructed in a professional and workman-like manner, (ii) the design of the Racing Cars will not infringe the design or intellectual property rights of any third party, (iii) the Racing Cars, including the engines, will be designed and will perform in accordance with the design and performance specifications set forth on Schedule A, and the Racing Cars will be fit and suitable for operation as racing cars, (iv) each engine in each Racing Car will have the same cubic capacity, will be built to the same specifications and machined and balanced to the same tolerances and, if the engine is governed, will be governed to the same maximum revolutions by the same mechanism, and (v) each Racing Car and its engine will be capable of performing in a manner identical to each other Racing Car plus or minus one percent. For example, if at the direction and expense of TRAC R&S took two or more Racing Cars, regardless of body style, just produced and tested them, prior to delivery to a team and in conditions controlled by R&S, the cars shall perform within 1% of one another.

9. Indemnity and Insurance:

(a) Insurance for TRAC: RILEY & SCOTT, LLC warrants that it has obtained, and will maintain throughout the Term, as its sole expense, insurance coverage including Worker’s Compensation Insurance in accordance with statutory requirements; Employees Liability Insurance with limits of at least $5,000,000; Commercial General Liability insurance, including contractual liability coverage of independent contractors with minimum limits of $5,000,000/occurrence and $10,000,000/aggregate; Auto Liability, including coverage for owned, leased, hired and non-owned vehicles including coverage while participating in any activity related to auto racing with a limit of no less than $5,000,000 per accident; Excess Liability of the umbrella form in the combined single limit of $5,000,000; R&S’s Commercial General Liability, Auto Liability, and Excess Liability coverages shall name TRAC, its designees, and all of their officers, directors and employees as additional named insureds or loss payees as their interest may appear. Any deductibles or self-insured retentions on any of the policies shall be the responsibility of R&S and must be declared to TRAC.

(b) Indemnification of TRAC: RILEY & SCOTT, LLC shall assume sole liability for property damage, personal or bodily injury or death of its employees, contractors, subcontractors, agents or representatives, including any test driver(s) of the Prototypes. RILEY & SCOTT, LLC shall indemnify and hold harmless TRAC, including but not limited to, its subsidiaries, divisions and affiliated companies, and their respective officers, directors, employees and agents, successors and assigns from any loss, cost, claim, liability, damage, demand or expense (including reasonable attorneys’ fees) arising out of or resulting from: (a) any personal or bodily injury or death to RILEY & SCOTT, LLC’s employees, contractors, subcontractors, agents or representatives including any test driver(s) of the Prototypes, (b) any breach of any representation, warranty or covenant in this Agreement; and (c) any act or omission of RILEY & SCOTT, LLC, its employees, agents, and representatives. However, RILEY & SCOTT, LLC shall not indemnify or hold harmless TRAC from any such loss, cost, claim, liability, damage, demand or expense (including reasonable attorneys’ fees) to the extent it arises from negligent or intentional act or acts of TRAC and its affiliated companies and/or any of their officers, directors, employees and agents, successors and assigns.

(c) Indemnification of RILEY & SCOTT, LLC: TRAC shall indemnify and hold harmless R&S, including but not limited to, its subsidiaries, divisions and affiliated companies, and their respective officers, directors, employees and agents, successors and assigns from any loss, cost, claim, liability, damage, demand or expense (including reasonable attorneys’ fees) arising out of or resulting from: (a) any breach of any representation, warranty or covenant in this Agreement; and (b) any act or omission of TRAC, its employees, agents, and representatives. However, TRAC shall not indemnify or hold harmless R&S from any such loss, cost, claim, liability, damage, demand or expense (including reasonable attorneys’ fees) to the extent it arises from negligent or intentional act or acts of R&S and its affiliated companies and/or any of their officers, directors, employees and agents, successors and assigns.

10. Assignment: Neither R&S or TRAC may assign its rights or obligations under this Agreement without the express written consent of the other party, such consent not to be unreasonably withheld if the proposed assignment is to a subsidiary or affiliate of a party; provided, however, such assignee assumes and agrees in writing to keep and perform all the obligations of the assignor. For purposes of this Section 10, a transfer of more than 50% of the equity interests in a party shall be deemed an assignment of such party’s rights under this Agreement.

11. R&S Rights to Use Third Parties: R&S may contract with third parties to supply parts and materials and, with TRAC’s prior approval, not to be unreasonably withheld, to carry out specific services provided for in this Agreement, provided that, unless otherwise agreed to by TRAC. R&S shall be liable to such parties, as principal, and TRAC shall not have any liability to such third parties. In addition R&S shall be liable to TRAC under this Agreement for any breach or failure by any such third party with whom R&S contracts.

12. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The parties expressly agree the jurisdiction and venue of any and all disputes, claims or litigation arising from or related in any way to this Agreement or in any provision herein shall vest exclusively in the federal, state and local courts in the State of North Carolina. TRAC and RILEY & SCOTT, LLC waive any objections against and expressly agree to submit to the personal jurisdiction of the State of North Carolina.

13. Entire Agreement and Modification: This Agreement, together with the attached schedules and exhibits, is the entire agreement of TRAC and RILEY & SCOTT, LLC with respect to the subject matter hereof and supersedes all prior oral or written agreements, except those incorporated by reference herein. This Agreement may not be modified or amended except by a writing signed by TRAC and RILEY & SCOTT, LLC.

14. Notices: Any notice given hereunder shall be in writing and delivered in person or mailed via registered or certified mail, return receipt requested, or sent by facsimile with confirmation of receipt, or by email with confirmation of successful delivery, to the appropriate addresses as contained herein or such other address as may be amended from time to time by either party. Any notice will be deemed received upon delivery or within three days after sent by mail or upon transmission if sent by facsimile with confirmation of receipt.

RILEY & SCOTT, LLC	TRAC

Bill Riley 1200 N. Main St. Indianapolis, IN 46224 Fax 317 248 0182 bill.riley@rileyscott.com	John Pritchett 13801 Reese Blvd. West Huntersville, NC 28078 Fax 704 992 1291 jpritchett@traczone.com

15. Construction: Whenever the singular number is used in this Agreement and when required by the context, the same shall include plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16. Headings: The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision thereof.

17. Waivers: The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

18. Force Majeure: If for any reason, such as strike, boycott, war, act of God, labor troubles, riot, delay of commercial carriers, restraint of public authority or any other reason, similar or dissimilar, beyond the control of either R&S or TRAC, TRAC or RILEY & SCOTT, LLC shall be unable to perform hereunder or exercise its rights under this Agreement during any period of the Term, then R&S or TRAC, as the case may be, shall have the right, upon written notice to the other, to suspend the Term hereunder while such event of force majeure exists or terminate this Agreement if such event of force majeure continues for longer than three (3) months.

19. Full Power: Each party hereto represents that: (a) it has the full right and power to enter into this Agreement and perform all obligations to be performed by it hereunder and this Agreement constitutes the legal, valid and binding agreement of such party enforceable against it in accordance with its terms: (i) it is the sole owner of all the rights granted to the other party hereunder, has the right and power to grant such rights and such rights granted will not violate the rights of any third party; (ii) it will not do anything which would limit, diminish or impair the rights which the other party has acquired in this Agreement; and (iii) the execution, delivery, and performance of this Agreement will not violate the provisions of any agreement to which it is a party or by which it is bound.

20. No Disparagement: RILEY & SCOTT, LLC and TRAC agree that at no time during and after the Term will any of their employees or agents disparage their association with the other party, the services of the other party, the products of the other party, or their designees, their advertising agencies or others connected with TRAC or their designees. The provisions of this Section will survive the termination of this Agreement.

21. Confidential Information: It is hereby agreed that the specific terms and conditions of this Agreement including but not limited to the financial terms and the duration are strictly confidential and shall not be divulged to any third parties without the prior written consent of both TRAC and RILEY & SCOTT, LLC unless otherwise required by law. All technical information concerning the design, manufacturing, components and performance of the Prototypes or the Racing Cars, including but not limited to their setup, components, materials, design, technology, mileage, weight, wheelbase, damper characteristics, fuel maps, power and speed are strictly confidential and shall not be divulged to any third parties (other than TRAC team owners and personnel) without the prior written consent of both TRAC and R&S, unless otherwise required by law. Such consent will not be unreasonably withheld, particularly where disclosure is for the purpose of marketing TRAC and its cars. Each party agrees to take reasonable steps to require the compliance of their employees and agents with this provision, and this provision expressly survives the expiration of the Term or the early termination of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

RILEY & SCOTT, LLC By its Vice President:	TEAM RACING AUTO CIRCUIT, LLC By its President and COO:

/s/ WILLIAM P. RILEY	/s/ JON PRITCHETT
Name: William P. Riley	Name: Jon Pritchett

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